Warsaw, IN . . . September 20, 2006 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD FIRST QUARTER RESULTS

Biomet, Inc. today reported record sales and earnings results for its first quarter ended August 31, 2006.  Net sales increased 5% to $508,161,000.  Operating income increased 2% to $155,043,000 from $151,410,000, and on an adjusted basis increased 7% to $159,269,000.  Net income increased 2% to $102,830,000 from $100,299,000. and increased 6% on an adjusted basis to $106,815,000.  Diluted earnings per share increased 5% to $0.42 from $0.40, and increased 10% on an adjusted basis to $0.44.  Reported earnings per share for the first quarter of fiscal year 2007 includes a $.02 per share impact related to SFAS 123(R) Share-Based Payment.  Effective June 1, 2006, the Company adopted this new accounting standard using the modified-prospective method.  In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of share-based payment.

Interim President and Chief Executive Officer Daniel P. Hann stated, "The Company's record first quarter results are attributable to continued strong sales of orthopedic reconstructive devices and dental reconstructive implants.  However, sales of Biomet Trauma and Biomet Spine (formerly EBI) were approximately $12 million below management's expectations for the first quarter of fiscal year 2007.  The Company has made numerous changes at its Biomet Trauma and Biomet Spine subsidiary, including the appointment of Chuck Niemier, former COO International Operations, as president, and the appointments of a new vice president of finance and vice president of sales.  We are also making significant progress with  the implementation of a new computer system, sales support systems, the in-sourcing of the manufacture of spinal hardware products, and expanding the research and development team.  Additionally, since May 31, 2005, the Company has eliminated over 330 positions at the former EBI operations.  We believe that the new management team and infrastructure changes at Biomet Trauma and Biomet Spine will allow the Company to provide greater focus on the spine and trauma markets and to our customers."

Excluding the impact of foreign currency, which increased sales by $3 million, net sales increased 4%.  First quarter sales in the United States increased 3%, while international sales increased 7%, on a constant currency basis.

During the first quarter of fiscal year 2007, worldwide reconstructive device sales increased 9% to $351,737,000.  Excluding the effects of foreign currency, reconstructive device sales increased 8% worldwide during the quarter.  Knee sales increased 11% worldwide and in the United States during the first quarter.  On a constant currency basis, knee sales increased 10% worldwide.  Revenue growth for knees during the first quarter continued to be driven by strong demand for Biomet's recent product introductions for total and unicompartmental knee replacement procedures.

Hip sales increased 8% worldwide and 3% in the United States during the first quarter.  Worldwide hip sales increased 7%, constant currency.  The Company's metal-on-metal acetabular systems, porous coated hip stems and second generation highly crosslinked polyethylene components experienced increased market penetration during the first quarter.

Extremity sales increased 13% worldwide and 8% in the United States during the first quarter.  Excluding the impact of foreign currency, worldwide extremity sales increased 12% during the quarter.  Dental reconstructive implant sales increased 11% worldwide and in the United States during the first quarter.  On a constant currency basis, worldwide dental reconstructive implants sales increased 10%.  Sales of bone cements and accessories decreased 11% worldwide and increased 9% in the United States during the first quarter.  Sales of bone cements and accessories decreased 12% worldwide, constant currency.

Worldwide fixation sales decreased 5% to $60,873,000 during the first quarter of fiscal year 2007 and decreased 9% in the United States during the first quarter.  Internal fixation sales increased 1% worldwide and decreased 10% in the United States during the first quarter.  Excluding the effects of foreign currency, internal fixation sales increased 1% worldwide.  Lorenz Surgical's craniomaxillofacial fixation sales decreased 4% worldwide and decreased 5% in the United States during the first quarter.  Electrical stimulation device sales decreased 8% worldwide and in the United States during the first quarter.  Worldwide external fixation sales decreased 11% and decreased 16% in the United States during the quarter.  On a constant currency basis, worldwide external fixation sales decreased 11%.

During the first quarter of fiscal year 2007, spinal product sales decreased 6% worldwide to $51,933,000, and decreased 7% in the United States.  Spinal product sales decreased 7% worldwide, on a constant currency basis.  Sales of spinal implants and orthobiologics for the spine decreased 4% worldwide and decreased 5% in the United States during the first quarter.  On a constant currency basis, spinal implants and orthobiologics for the spine decreased 5% worldwide during the first quarter.  Spinal stimulation sales decreased 9% worldwide and in the United States during the first quarter.

Worldwide sales of Biomet's "other products" increased 5% to $43,618,000 during the first quarter of fiscal year 2007 and increased 2% in the United States.  Excluding the effects of foreign currency, sales of "other products" increased 4% worldwide.  Softgoods and bracing sales increased 10% worldwide and increased 11% in the United States during the first quarter.  Softgoods and bracing sales increased 10% worldwide, constant currency.  Arthroscopy sales increased 13% worldwide and increased 6% in the United States during the first quarter.  On a constant currency basis, arthroscopy sales increased 12% worldwide.

Mr. Hann concluded, "We are pleased with Biomet's reconstructive and dental reconstructive sales performance during the first quarter of fiscal year 2007.  As previously mentioned, the Company is disappointed with the sales performance of its trauma and spinal products in the United States.  However, the Company is taking aggressive, appropriate action to address the issues affecting its trauma and spinal businesses and we expect to experience improved sales performance and profitability at these businesses as we progress through fiscal year 2007.  We are comfortable with sales and earnings estimates of $519 million to $540 million and $0.44 to $0.46 per share for the second quarter of fiscal year 2007.  This guidance does not incorporate the effect of SFAS 123(R), Share-Based Payment, which the Company estimates to be $0.01 to $0.02 per share for the second quarter of fiscal year 2007."

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

Biomet, Inc.

Results for the quarter ended August 31

(in thousands, except per share data)

	Three Months Ended

	2006	2005

Net Sales	$508,161	$484,903
Cost of Sales	138,747	134,495
Gross Profit	369,414	350,408

S, G, & A	190,010	178,182
R & D	24,361	20,816
Operating Income	155,043	151,410

Other Income (Expense), Net	1,113	558
Income Before Taxes	156,156	151,968
Income Taxes	53,326	51,669
Net Income	$102,830	$100,299

Earnings per Share
Basic	.42	.40
Diluted	.42	.40

Basic Shares Outstanding	244,881	249,582
Diluted Shares Outstanding	244,881	250,656

U.S. sales	$325,947	$317,326
Foreign sales	182,214	167,577

Reconstructive sales	$351,737	$323,815
Fixation sales	60,873	64,179
Spinal product sales	51,933	55,326
Other product sales	43,618	41,583

Consolidated Balance Sheets	August 31, 2006	May 31, 2006
Assets
Cash and Investments	$ 257,576	$ 225,471
Accounts and notes receivable, net	493,639	507,883
Inventories	560,410	534,515
Other current assets	106,955	105,687
Fixed Assets, net	363,550	357,632
Goodwill	442,118	441,397
Other Assets	93,592	91,337
Total Assets	$ 2,317,840	$2,263,922

Liabilities and Stockholders' Equity
Current Liabilities	$ 540,253	$ 520,432
Other Liabilities	28,971	26,991
Stockholders' Equity	1,748,616	1,716,499
Total Liabilities and Stockholders' Equity	$2,317,840	$2,263,922

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income as adjusted, net income as adjusted, and diluted earning per share as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the effect of share-based payments. The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
For the Three Months Ended August 31, 2006
(in millions, unaudited)

Operating income as reported				$ 155,043
Share-based payment				4,226
Operating income, as adjusted, excluding the effects of share-based payments				159,269

Net income, as reported				$ 102,830
Share-based payment, net of tax				3,985
Net income, as adjusted, excluding the effects of share-based payments				$ 106,815

Diluted EPS				$ 0.42
Share-based payment, net of tax				0.02
Diluted EPS, as adjusted, excluding the effects of share-based payments				$ 0.44

Current year sales growth as reported and in local currencies is as follows:
	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
	Three Months
U.S. sales	3%	0%	3%
Foreign sales	9	2	7
Total sales	5	1	4

Reconstructive sales	9%	1%	8%
Fixation sales	(5)	0	(5)
Spinal product sales	(6)	1	(7)
Other product sales	5	1	4

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